Exhibit 99.1

RISK FACTORS

Our business is subject to various risks, including those described below. You should carefully consider the following risks, together with all of the other information included in this document and incorporated by reference before deciding to invest in our securities. Any of these risks could materially adversely affect our business, operating results and financial condition.

Our ability to continue as a “going concern” is uncertain.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The independent certified public accountants’ report on our consolidated financial statements as of and for the fiscal year ended December 31, 2003, includes an explanatory paragraph that states we have suffered recurring losses from operations and have a working capital deficiency that raise substantial doubt about our ability to continue as a going concern.

Beginning in the third quarter of 2001 and continuing through September 30, 2004, we incurred combined net losses of $121.7 million. For the year ended December 31, 2003, we reported a net loss of approximately $32.4 million and cash flows used by operations of $16.4 million. For the nine months ended September 30, 2004, we reported a net loss of approximately $6.2 million and cash flows used by operations of approximately $12.4 million. We anticipate that our losses will continue at least into the first half of 2005. Management has taken actions to reduce operating expenses and capital expenditures, including restructuring operations to more closely align operating costs with net sales.

Our ability to meet cash and future liquidity requirements is dependent on our ability to raise additional capital, successfully negotiate extended payment terms with certain creditors, attain our business objectives, and maintain tight controls over spending and our ability to release new products and product upgrades on a timely basis. If our cash requirements cannot be satisfied from cash flows from operations and the infusion of additional capital, we may be forced to implement further expense reduction measures, including, but not limited to, further workforce reductions, the sale of assets, the consolidation of operations and/or the delay, cancellation or reduction of certain product development, marketing, licensing, or other operational programs.

We are unable to meet our current obligations.

As of September 30, 2004, we had approximately $585,000 of unrestricted cash and cash equivalents, approximately $6.1 million in accounts payable and accrued liabilities, approximately $28.3 million in current notes payable and approximately $3.4 million in long-term liabilities. We are currently unable to pay our liabilities as they become due.

From September 30, 2004, through December 31, 2004, we borrowed approximately an additional $4.4 million from Optel Capital, LLC, which we refer to as

Optel, an entity controlled by our largest stockholder and current chairman of the board of directors, Dr. Bryan J. Zwan. The principal amount of $4.4 million plus accrued interest matured December 31, 2004. On January 8, 2005, Optel notified us that it was not demanding payment at that time, but that it reserved its right to do so in the future. On January 28, 2005, and February 11, 2005, we borrowed an additional $400,000 and $2.2 million, respectively, from Optel. The principal amounts of such loans plus accrued interest mature March 30, 2005. These borrowings from Optel bear an interest rate of 10% per annum and are secured by a first priority interest in substantially all of our assets pursuant to a separate security agreement between us and Optel.

We have entered into preliminary discussions with Optel to restructure the debt resulting from borrowings since September 30, 2004, by extending the maturity date of such debt, to arrange for additional short-term working capital and to obtain additional financing through guarantees and letters of credit to secure vendor obligations. If this debt restructuring is completed, we expect to issue Optel a warrant to purchase up to 750,000 shares of our common stock. Optel’s exercise of the warrant, if issued, could significantly dilute the ownership percentage of our other stockholders. If we do not reach an agreement upon definitive documentation on the debt restructuring and additional financing with Optel, we would be unable to meet our obligations to Optel and our other creditors, and in an attempt to collect payment, our creditors, including Optel, may seek legal remedies, including filing a petition for involuntary bankruptcy, or we may elect to seek relief by filing a voluntary bankruptcy petition.

We need to raise additional capital.

From February 2003 through September 17, 2004, we borrowed approximately $27.0 million, exclusive of accrued interest, from Optel. In September 2004, we restructured this debt and issued to Optel a secured convertible promissory note that bears interest at a rate of 10% and is secured by a first priority security interest in substantially all of our assets pursuant to a separate security agreement between us and Optel. The secured convertible promissory note matures in two separate installments during 2005 as follows, unless certain specified events occur accelerating its maturity: accrued interest of approximately $2.0 million outstanding as of September 16, 2004, plus any interest that accrues on such $2.0 million in accrued interest and $27.0 million in outstanding principal, matures September 16, 2005; interest that accrues after September 16, 2005, along with the principal balance of $27.0 million matures on December 31, 2005.

On February 10, 2005, at a special meeting of our stockholders, the conversion feature of the secured convertible promissory note was approved by our stockholders. Accordingly, all or any portion of the debt is convertible into our common stock at the option of Optel at any time. The conversion price is based upon the volume-weighted average trading price of our common stock during the five-day period preceding the date of any conversion. Optel’s conversion of the outstanding debt would significantly dilute the ownership percentage of our other stockholders.

Although we have entered into preliminary discussions for the restructuring of the Optel debt as discussed above, we cannot guarantee that we will enter into definitive documentation with Optel or that additional borrowings from Optel will be adequate to meet our operating expenses. For our ongoing operations, we may need to raise additional capital, which may not be available on acceptable terms, if at all. We may also require additional capital to acquire complementary products or to obtain the right to use complementary technologies. As discussed above, if we enter into definitive documentation for the Optel debt restructuring, we expect to issue to Optel a warrant to purchase up to 750,000 shares of our common stock. Although the extension of the maturity date of the outstanding debt and the additional borrowings under the debt restructuring could help us remain a going concern, Optel’s exercise of the warrant issued pursuant to the debt restructuring could significantly dilute the ownership percentage of our other stockholders.

While we have been exploring alternative financing for raising additional funding, we have not identified a funding source other than Optel that would be willing to provide current or future financing. In the future, if we issue additional equity securities to raise funds, the ownership percentage of the existing stockholders would be diluted, and the new investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. Additional debt incurred by us would be senior to equity with respect to the ability of the debt holders to make claims on our assets. In addition, the terms of any debt issued could impose restrictions on our operations. If adequate funds are not available to satisfy either short- or long-term capital requirements, we may be required to curtail our operations significantly or to seek funds through arrangements with strategic partners or other parties that may require us to relinquish material rights to certain of our products, technologies or potential markets, or we may be forced to seek protection under bankruptcy laws.

We are dependent on contract manufacturers to produce our printed circuit card assemblies and rely on sole and limited source suppliers which could adversely affect our operations.

In January 2002, we implemented an outsourcing strategy with Jabil Circuit to provide product assembly, direct order fulfillment, manufacturing design and product cost improvement services for all of our Network Information Computer and Network Access Agents products. Effective as of May 11, 2004, we entered into a settlement agreement with Jabil Circuit, which resolved and settled certain disputes between us and provided for Jabil Circuit’s continuing manufacturing services to us through December 31, 2004. Jabil Circuit continues to provide manufacturing services to us while Jabil Circuit and we discuss the renewal of a manufacturing services agreement. Effective as of January 31, 2005, we entered into a letter agreement with MC Test Service, Inc. to also provide outsourced manufacturing services. In the future, any failure to maintain these agreements or enter into a substitute manufacturing agreement in a timely fashion could interrupt our operations and adversely impact our ability to manufacture our products, book sales and fulfill customer orders.

We currently utilize several key components in the manufacture of our products from sole-source or limited-source suppliers. Certain laser and laser amplifier components, power supplies, touch-screen sensors, single-board computers and SONET overhead terminators used in our Network Information Computer and the Network

Access Agent products are sourced from a single or a limited number of suppliers. We purchase a filter, a controller board and an interface board from a single or limited number of suppliers for the Network Access Agent product. Certain oscillators, power supplies, single board computers, and other optical components are key components in the manufacture of our Optical Test Systems products and are sourced from a single or limited number of supplies. We use detectors, switches and an imbedded operating system as key components in the manufacture of our Optical Wavelength Manager products that are sourced from a single or limited number of suppliers. We are currently attempting to qualify certain additional suppliers for certain of the sole-sourced components. The loss of a supplier for any of these key components could seriously disrupt our operations.

We forecast product sales on a quarterly basis and order materials and components based on these forecasts. Lead times for materials and components that we order vary significantly and depend on factors such as the specific supplier, purchase terms and demand for a component at a given time. There may be excess or inadequate inventory of certain materials and components if actual orders vary significantly from forecasts.

In the past, there have been industry-wide shortages in some of the optical components used in our products. If such shortages occur again, suppliers may be forced to allocate available quantities among their customers and we may not be able to obtain components and material in a timely manner, if at all. These shortages could lead to delays in shipping our products to our customers, which could significantly harm our business. Additionally, if prices of these components increase significantly, our margins on our products will decrease.

Our largest stockholder has substantial influence over us and our other stockholders could suffer from his potential conflict of interest as our largest stockholder and principal creditor.

As of February 7, 2005, Dr. Bryan J. Zwan, our chairman of the board, beneficially owned 15,383,750, or approximately 45.0% of the outstanding shares of our common stock, including 3,865,000 shares, or approximately 11.3% of our common stock, which are subject to forward sales agreements.

We owe Optel Capital, LLC, an entity controlled by Dr. Zwan, approximately $34.0 million, exclusive of accrued interest, which debt is secured by a first priority security interest in substantially all of our assets. The maturity dates and corresponding payment schedules related to these obligations are as follows:

•	Short-Term Notes

•	Approximately $4.4 million plus accrued interest currently payable on demand.

•	$2.6 million plus accrued interest currently payable on March 30, 2005.

•	Secured Convertible Promissory Note

•	Approximately $ 2.0 million of accrued and unpaid interest as of September 16, 2004, plus any interest that accrues on such $2.0 million in accrued and unpaid interest and any interest that accrues on $27.0 million in outstanding principal is due and payable on September 16, 2005.

•	Interest that accrues from September 17, 2005, to December 31, 2005, due and payable on December 31, 2005.

•	$27.0 million of principal due and payable on December 31, 2005.

On February 10, 2005, at a special meeting of our stockholders, the conversion feature of the secured convertible promissory note was approved by our stockholders. Accordingly, all or any portion of the debt is convertible into our common stock at the option of Optel at any time. The conversion price is based upon the volume-weighted average trading price of our common stock during the five-day period preceding the date of any conversion. Optel’s conversion of the outstanding debt would significantly dilute the ownership percentage of our other stockholders, thus giving Dr. Zwan even greater control over our company.

We are in preliminary discussions with Optel to restructure the outstanding short-term notes to extend the maturity date of such debt, to arrange for additional short-term working capital and to obtain additional financing through guarantees and letters of credit to secure vendor obligations. If this debt restructuring is completed, we expect to issue Optel a warrant to purchase up to 750,000 shares of our common stock. Optel’s exercise of the warrant, if issued, could significantly dilute the ownership percentage of the existing stockholders and result in greater control over us by Dr. Zwan.

We experience fluctuations in our operating results.

Our quarterly operating results have fluctuated in the past and future quarterly operating results are likely to vary significantly due to a variety of factors which are outside our control. Factors that could affect our quarterly operating results include the following:

•	fluctuations in capital expenditures and the uneven buying patterns by customers within the telecommunications industry;

•	pricing changes by our competitors;

•	the limited number of our major customers;

•	the product mix, volume, timing and number of orders received from our customers;

•	the long sales cycle for obtaining new orders;

•	the timing of introduction and market acceptance of new products;

•	our success in developing, introducing and shipping product enhancements and new products;

•	our ability to enter into long-term agreements or blanket purchase orders with customers;

•	our ability to obtain sufficient supplies of sole or limited source components for our products;

•	our ability to attain and maintain production volumes and quality levels for our current and future products;

•	changes in costs of materials, labor and overhead; and

•	the financial condition of our customers.

Our operating results for any particular quarter may not be indicative of future operating results, in part because our sales often reflect orders shipped in the same quarter in which they are received, which makes our sales vulnerable to short-term fluctuations. These factors have historically been and are expected to continue to be difficult to forecast. Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operations.

Our net sales and operating results generally depend on the volume and timing of the orders we receive from customers and our ability to fulfill the orders received. Orders may be cancelled, modified or rescheduled after receipt. Most of our operating expenses are relatively fixed and cannot be reduced in response to decreases in net sales. The timing of orders and any subsequent cancellation, modification or rescheduling of orders have affected and will continue to affect our results of operations from quarter to quarter. The deferral of any large order from one quarter to another could have a material adverse effect on our business, financial condition and results of operations. We must obtain orders during each quarter for shipment in that quarter to achieve our net sales and profit objectives. There can be no assurance regarding the amount or timing of purchases by any customer in any future period, and business fluctuations affecting our customers have affected and will continue to affect our business.

The initiatives we have undertaken to reduce costs may have long-term adverse effects on our business.

Since 2001, we have undertaken a number of initiatives to reduce costs. These measures have included significant reductions in workforce, temporary executive salary reductions, and the outsourcing of manufacturing and production for our Network Information Computer and Network Access Agent product lines.

There are several risks inherent in our efforts to transition to a reduced cost structure, including, but not limited to, the risk that we will not be able to sustain our cost structure at a level necessary to restore profitability, resulting in the need for further restructuring initiatives that would entail additional charges and the risk that our ability to effectively develop and market products and remain competitive in the industries in which we compete will be impaired. Our cost-cutting measures could have long-term effects on our business by reducing our pool of technical talent, decreasing or slowing improvements in our products, making it more difficult for us to respond to customers, limiting our ability to increase production quickly if the demand for our products increases, limiting our ability to maintain and update information systems and limiting our ability to hire and retain key personnel. These circumstances could have a material adverse effect on our business, financial condition and results of operations.

Changes in United States and worldwide economies and fluctuations in capital expenditures within the telecommunications industry could adversely affect us.

Our products are mainly purchased and used by telecommunications customers. Our sales are affected by the following marketplace conditions:

•	fluctuations in the economic conditions in the United States and global markets that could result in decreased capital expenditures by telecommunication equipment manufacturers and equipment rental and leasing companies;

•	bankruptcies and decreased capital expenditures that could result in the telecommunications sector in the United States and global markets by competitive local exchange carriers, Internet service providers and enterprise network operator segments; and

•	changes in the implementation of bandwidth expansion strategies by the incumbent local exchange carriers.

These marketplace conditions may contribute to quarterly or annual fluctuations in our operating results and could have a material adverse effect on our business, financial condition and results of operations. In addition, the threat of terrorism and war may cause further disruptions to the economy, create further uncertainties and have a material adverse effect on our business, operating results, and financial condition.

Economic, political and other risks associated with international sales and operations could adversely affect our results of operations.

Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. For the nine months ended September 30, 2004, net sales from international customers represented approximately 40% of our total net sales for that period. We anticipate that net sales from international customers will continue to represent a significant portion of our total net sales. In addition, many of our new distributors, service and sales personnel are increasingly located outside the U.S. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political, economic or other conditions;

•	stability and performance of new distributors, exposure to collection of receivables, sales returns and allowances;

•	trade protection measures and import or export licensing requirements;

•	negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations.

We may not be able to achieve sustained operating profitability.

We shipped our first product, the Network Information Computer, in February 1996, and we have shipped in excess of 5,800 units. However, we have experienced limited product shipments with respect to our Network Access Agent, Optical Test System, and Optical Wavelength Manager products. In addition, we have incurred substantial costs, including costs to:

•	develop and enhance our technology and products;

•	develop our engineering, production and quality assurance operations;

•	recruit and train sales, marketing and customer service groups;

•	build administrative and operational support organizations; and

•	establish international sales channels and strengthen existing domestic sales channels.

Our net losses totaled approximately $63.5 million and $32.4 million for the years ended December 31, 2002 and December 31, 2003, respectively. For the nine months ended September 30, 2004, we incurred a net loss of approximately $6.2 million. We anticipate that our losses will continue at least into the first half of 2005 as we create and introduce new products and technologies and develop additional distribution channels. We expect that any related increases in net sales will lag behind these cost increases for the foreseeable future. If we cannot fund expected losses until we achieve operating profitability or positive cash flow from operations, we may not be able to meet our cash and working capital requirements, which would have a material adverse effect on our business, financial condition and results of operations.

Future changes in financial accounting standards or taxation rules may adversely affect our reported results of operations.

A change in accounting standards or a change in existing taxation rules can have a significant effect on our reported results of operations. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements have occurred and may occur in the future. These new accounting pronouncements and taxation rules may adversely affect our reported financial results or the way we conduct our business.

For example, under the newly issued SFAS No. 123R, we will be required to account for equity under our stock plans as a compensation expense, and our net income and net income per share will be significantly reduced. Currently, we record compensation expense only in connection with option grants that have an exercise price below fair market value. For option grants that have an exercise price at fair market value, we calculate compensation expense and disclose their impact on net income (loss) and net income (loss) per share, as well as the impact of all stock-based compensation expense in a footnote to the consolidated financial statements. SFAS No. 123R requires that we adopt the new accounting provisions beginning in our third quarter of 2005, and will require us to expense share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights, as compensation cost.

Compliance with the Sarbanes-Oxley Act will cause us to incur additional expenses.

We will make a significant investment to comply with the requirements of the Sarbanes-Oxley Act, and specifically Section 404 as required for the fiscal year ended December 31, 2005. The allocation of financial and human resources sufficient to ensure proper documentation, testing, disclosure and remediation efforts are completed will negatively impact our operating results.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestitures that could result in financial results that are different than expected.

In the normal course of business, we engage in discussions with third parties relating to possible acquisitions, mergers, strategic alliances, joint ventures and divestitures. As part of our business strategy, we completed two asset acquisitions during 2002. Acquisition transactions are accompanied by a number of risks, including:

•	use of significant amounts of cash;

•	potentially dilutive issuances of equity securities on potentially unfavorable terms;

•	incurrence of debt on potentially unfavorable terms as well as amortization expenses related to goodwill and other intangible assets; and

•	the possibility that we may pay too much cash or issue too much of our stock as consideration for an acquisition relative to the economic benefits that we ultimately derive from such acquisition.

The process of integrating any acquisition may create unforeseen operating difficulties and expenditures including the following:

•	diversion of management time during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products;

•	decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects or the direction of the business;

•	the need to integrate each company’s accounting, management information, human resource and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

•	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies;

•	the need to incorporate acquired technology, content or rights into our products and unanticipated expenses related to such integration; and

•	the need to successfully develop an acquired in-process technology to achieve the value currently capitalized as intangible assets.

From time to time, we may engage in discussions with candidates regarding the potential acquisition of our product lines, technologies and businesses. If such divestiture were to occur, there can be no assurance that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to:

•	effectively transfer liabilities, contracts, facilities and employees to the purchaser;

•	identify and separate the intellectual property to be divested from the intellectual property that we retain; and

•	reduce fixed costs previously associated with the divested assets or business.

In addition, if customers of the divested business do not receive the same level of service from the new owners, this may adversely affect our other businesses to the extent that these customers also purchase other Digital Lightwave products. All of these efforts require varying levels of management resources, which may divert attention from other business operations. Further, if market conditions or other factors lead us to change our strategic direction, we may not realize the expected value from such transactions. If we do not realize the expected benefits or synergies of such transactions, our consolidated financial position, results of operations, cash flows and stock price could be negatively affected.

We are dependent on key personnel and our ability to recruit and retain such personnel may affect our business.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace. We do not currently maintain key man life insurance covering our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations and the ability of all personnel to work together effectively as a team. We have had significant turnover of our executive officers in the past and could continue to have problems retaining and recruiting executive officers in the future. Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of products and are uncertain of the market for our current products and planned new products.

The majority of our sales are from our initial product, the Network Information Computer, and we expect that sales of Network Information Computers will continue to account for a substantial portion of our sales for the foreseeable future. During 1998, we started shipping a commercial version of our Network Access Agent based on the same core technology as the Network Information Computer. We cannot predict the future level of acceptance by our customers of the Network Access Agent product, and we may not be able to generate significant net sales from this product. We are uncertain about the size and scope of the market for our current and future products, including the product lines we have acquired. Our future performance will depend on increased sales of the Network Information Computer, market acceptance of the Network Access Agent, our ability to successfully transition the Optical Wavelength Manager and Optical Test System products obtained in 2002, and the successful development, introduction and market acceptance of other new and enhanced products.

Market acceptance of our products and our credibility with our customers might be diminished if we are delayed in introducing or producing new products or fail to detect software or hardware errors in new products (which frequently occur when new products are first introduced). Any delay in introducing or producing new products or failure to detect software or hardware errors in new products could have a material adverse effect on our business, financial condition and results of operations.

Our industry is subject to rapid technological change.

To remain competitive, we must respond to the rapid technological change in our industry by developing, manufacturing and selling new products and technology and improving our existing products and technology. The market in which we compete is characterized by the following:

•	rapid technological change;

•	changes in customer requirements and preferences;

•	frequent new product introductions; and

•	the emergence of new industry standards and practices.

These factors could cause our sales to decrease or render our current products obsolete. Our success will depend upon our ability to:

•	create improvements on and enhancements to our existing products;

•	develop, manufacture and sell new products to address the increasingly sophisticated and varied needs of our current and prospective customers;

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis; and

•	increase market acceptance of our products.

The failure to meet these objectives or to adapt to changing market conditions or customer requirements could have a material adverse effect on our business, financial condition and results of operations.

Our products serve an industry that is extremely competitive, and such competition may negatively affect our business.

The market for our products is intensely competitive and is subject to rapid technological change, frequent product introductions with improved performance, competitive pricing and shifting industry standards. We believe that the principal factors on which we compete include the following:

•	product performance;

•	product quality;

•	product reliability;

•	value;

•	customer service and support; and

•	length of operating history, industry experience and name recognition.

Many of our competitors and certain prospective competitors have significantly longer operating histories, larger installed bases, greater name recognition and significantly greater technical, financial, manufacturing and marketing resources. In addition, a number of these competitors have long-established relationships with our customers and potential customers. We expect that competition will increase in the future and that new competitors will enter the market for most, if not all, of the products we currently do and will offer. Increased competition could reduce our profit margins and cause us to lose, or prevent us from gaining, market share. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of major customers and a decrease in orders from any major customer could decrease our net sales.

For the nine months ended September 30, 2004, two customers accounted for approximately 20.7% and 10.7% of our total sales, respectively. For the fiscal year ended December 31, 2003, two customers accounted for approximately 27.0% of sales. In fiscal year 2002, one customer accounted for approximately 10.0% of our total sales. No other customer accounted for sales of 10.0% or more during the nine months ended September 30, 2004, or the preceding two fiscal years.

Our success is dependent upon our ability to broaden our customer base to increase the level of sales. None of our customers has a written agreement with us that obligates them to purchase additional products from us. If one or more of our major customers decide not to purchase additional products or cancels orders previously placed, our net sales could decrease which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our products continuing to meet changing regulatory and industry standards.

Our products must meet industry standards and regulations that are evolving as new technologies are deployed. In the United States, our products must comply with various regulations promulgated by the Federal Communications Commission and Underwriters Laboratories, as well as industry standards established by the American Standards Institute and other organizations. Internationally, our products must comply with standards established by the European Union and communication authorities in other countries as well as with recommendations of the Consultative Committee on International Telegraph and Telephony. Some of our planned products may be required to be certified by Bell Communications Research in order to be commercially viable. The failure of our products to comply, or delays in compliance, with the various existing and evolving regulations could prevent us from selling our products in certain markets which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on proprietary technology.

Our success and our ability to compete depend upon our proprietary technology that is protected through a combination of patent, copyright, trade secret and trademark law. As of February 7, 2005, we had six issued patents relating to the Network Information Computer and Network Access Agent technology and two issued patents relating to the Dense Wavelength Division Multiplexing technology in the United States. We have filed continuation applications for each of these issued patents. Currently, we have 14 patents pending relating to our technology. We cannot assure you that the patents for which we have applied or intend to apply will be issued or that the steps that we take to protect our technology will be adequate to prevent misappropriation. Our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Our business strategy includes a plan to continue the increase in net sales in international markets, and the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States.

To further protect our proprietary information, we generally enter into non-disclosure agreements and proprietary information and invention assignment agreements with our employees and suppliers and limit access to, and distribution of, our proprietary information. It may be possible for third parties to copy or otherwise obtain and use our technology without authorization despite these precautions.

We may either license our proprietary rights to third parties or license certain technologies from third parties for use in our products. The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We believe that our technology does not infringe on the proprietary rights of others, and we have not received any notice of claimed infringements. However, third parties may assert infringement claims against us in the future that may or may not be successful. We could incur substantial costs regardless of the merits of the claims if we must defend ourselves or our customers against such claims. Parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell our products and could obtain an award of substantial damages. We may be required to obtain one or more licenses from third parties, including our customers, in the event of a successful claim of infringement against us. Any such claim could have a material adverse effect on our business, financial condition and results of operations.

Conversely, we may be required to spend significant resources to monitor and police our intellectual property rights. We may not be able to detect infringement and our competitive position may be harmed before such detection takes place. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for competitors to capture market share. Furthermore, some intellectual property rights are licensed to other companies, allowing them to compete with us using that intellectual property.

The market price of our common stock may be volatile.

The market price of our common stock has been and is likely in the future to be highly volatile. Our common stock price may fluctuate significantly in response to factors such as:

•	quarterly variations in operating results;

•	announcements of technological innovations;

•	new product introductions by us or our competitors;

•	competitive activities;

•	changes in earnings estimates by analysts or our failure to meet such earnings estimates;

•	significant issuances of warrants to purchase common stock;

•	significant outstanding debt becoming convertible;

•	announcements by us regarding significant acquisitions, strategic relationships or capital expenditure commitments;

•	additions or departures of key personnel;

•	issuances of convertible or equity securities for general or merger and acquisition purposes;

•	issuances of debt or convertible debt for general or merger and acquisition purposes;

•	changes in federal, state or foreign regulations affecting the telecommunications industry;

•	general market and economic conditions; and

•	developments relating to future significant litigation.

The stocks of technology companies have experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors listed above may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance, and fluctuations in the market price of our common stock could have a material adverse effect on our business, financial condition and results of operations.

The sale or issuance of a significant number of shares of our stock could depress the price of our stock.

Sales or issuances of a large number of shares of our common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of February 7, 2005, 34,189,710 shares of our common stock were outstanding. Of these shares, 23,152,116 are eligible for sale in the public market without restriction, including 5,000,000 shares held by an entity controlled by Dr. Zwan, our largest stockholder, that are registered for resale, and 1,578,000 shares held by CIT Technologies that are registered for resale. Additionally, 10,383,750 shares of outstanding common stock are held by entities controlled by Dr. Zwan, including 3,865,000 shares held by entities controlled by Dr. Zwan that are subject to forward sales agreements. As an “affiliate” of Digital Lightwave (as defined under Rule 144 of the Securities Act of 1933, as amended), Dr. Zwan may only sell shares of common stock in the public market in compliance with the volume limitations of Rule 144 or pursuant to an effective registration statement.

We have agreed to register the shares issuable upon conversion of the secured convertible promissory note held by Optel. The conversion price of the secured convertible promissory note is based upon the volume-weighted average trading price of our common stock during the five-day period preceding the date of any conversion. We may also register the shares issuable upon conversion of the warrant that we may issue Optel in connection with the potential debt restructuring. Conversion of the secured convertible promissory note by Optel or exercise of the potential warrant would substantially dilute the ownership of existing stockholders, and the resale of such shares could depress the price of our stock.

We are exposed to various risks related to legal proceedings or claims.

We have been, and in the future may be, involved in legal proceedings or claims regarding employment law issues, contractual claims, securities laws violations and other matters. We are currently not involved in any legal proceedings or claims. Any future legal proceedings and claims, whether with or without merit, could be time-consuming and expensive to prosecute or defend and could divert management’s attention and resources. There can be no assurance regarding the outcome of legal proceedings. We may incur significant litigation expenses associated with legal proceedings and claims, which could have a material adverse effect on our business, financial condition and results of operations.

Our common stock could be delisted from The Nasdaq SmallCap Market.

Our common stock trades on the Nasdaq SmallCap Market, which specifies certain requirements for the continued listing of common stock. The volatility of the price of our common stock or the depression of our stock price as a result of the sale of a significant number of shares of our common stock could cause our stock price to fall to a level that would preclude compliance with Nasdaq’s continued listing requirements, which could result in the delisting of our common stock from the Nasdaq SmallCap Market. In addition, from time to time we have not been in compliance with Nasdaq’s continued listing requirements relating to the composition of our board of directors and certain committees of the board, however, we are currently in compliance with all applicable listing requirements relating to the composition of our board of directors and board committees.

In the event our shares were to be delisted from the Nasdaq SmallCap Market, it would seriously limit the liquidity of our common stock and impair our ability to raise future capital through the sale of our common stock, which could have a material adverse effect on our business, financial condition and results of operations. In addition, delisting could reduce the ability of holders of our common stock to purchase or sell shares as quickly and as inexpensively as they have done historically, and may have an adverse effect on the trading price of our common stock.